                                                                   EXHIBIT 10.17


                           PURCHASE AND SALE AGREEMENT


                                     BETWEEN


                        BROWNING-FERRIS INDUSTRIES, INC.,
                           BROWNING-FERRIS, INC., AND
                   BROWNING-FERRIS INDUSTRIES OF IDAHO, INC.,
                                   AS SELLERS,


                                       AND


                             WASTE CONNECTIONS, INC.
                      WASTE CONNECTIONS OF IDAHO, INC. AND
                      CONTINENTAL PAPER RECYCLING, L.L.C.,
                                    AS BUYERS


                                SEPTEMBER 29,1997


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                          PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------
      ARTICLE 1.  TRANSFER OF STOCK AND ASSETS AND PURCHASE PRICE..........  2
            1.1   Sale of Shares and Assets................................  2
            1.2   Consideration............................................  3
            1.3   Assignment...............................................  6
            1.4   Further Cooperation......................................  6
            1.5   Excluded Assets..........................................  6
            1.6   Post-Closing Adjustment of the Purchase Price............  7
            1.7   Payment of Accounts Payable..............................  8
            1.8   Allocation of Purchase Price.............................  8
            1.9   Definitions..............................................  9

      ARTICLE 2.  CLOSING..................................................  9

      ARTICLE 3.  BFI'S REPRESENTATIONS AND WARRANTIES.....................  9
            3.1   Existence and Qualification..............................  9
            3.2   Authority................................................  9
            3.3   No Conflicts.............................................  9
            3.4   Capitalization; Ownership of Shares...................... 10
            3.5   Litigation............................................... 10
            3.6   Equipment Schedules; Title to Equipment.................. 10
            3.7   Real Property............................................ 11
            3.8   Taxes.................................................... 11
            3.9   Outstanding Obligations.................................. 11
            3.10  Disposal Sites Used...................................... 11
            3.11  Accounts Receivable...................................... 12
            3.12  Material Contracts....................................... 12
            3.13  Material Leases.......................................... 13
            3.14  Permits.................................................. 13
            3.15  Financial Information.................................... 13
            3.16  Laws and Regulations..................................... 14
            3.17  Compliance with Environmental Laws....................... 14
            3.18  Underground Storage Tanks................................ 15
            3.19  Employment and Labor Matters, Etc........................ 15
            3.20  Status of Fibres Purchase Agreement...................... 15
            3.21  Disclosure Schedules..................................... 15

      ARTICLE 4.  BUYERS' REPRESENTATIONS AND WARRANTIES................... 16
            4.1   Existence................................................ 16
            4.2   Authority................................................ 16
            4.3   No Conflicts............................................. 16

      ARTICLE 5.  COVENANTS PRIOR TO CLOSING............................... 16
            5.1   Access................................................... 16
            5.2   Operations............................................... 16
            5.3   Maintenance of Condition................................. 17
            5.4   Disposal of Certain Assets............................... 17
            5.5   Change of Name........................................... 18

      ARTICLE 6.  INDEMNIFICATION.......................................... 18
            6.1   Indemnity By BFI......................................... 18
            6.2   Indemnity By Buyers...................................... 19
            6.3   Limitations on Indemnities............................... 20
            6.4   Sole Remedy.............................................. 22
            6.5   Notice of Indemnity Claim................................ 22

      ARTICLE 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............. 23
            7.1   Accuracy of Representations; Performance of Covenants.... 23
            7.2   Governmental Consents; No Litigation..................... 23
            7.3   No Material Adverse Change............................... 23
            7.4   Updated Material Contracts............................... 23
            7.5   Conveyancing Documents................................... 23
            7.6   Lease of Maltby and Issaquah Properties.................. 23
            7.7   Vancouver Sublease....................................... 23
            7.8   Noncompete Agreement..................................... 24
            7.9   Termination of Plans..................................... 24
            7.10  Corporate Resignations, Terminations, Etc................ 24
            7.11  Section 338(h)(10) Election.............................. 24
            7.12  Financing................................................ 24

      ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BFI............... 24
            8.1   Accuracy of Representations; Performance of Covenants.... 24
            8.2   Governmental Consents.................................... 25
            8.3   Receipt of Purchase Price, Etc........................... 25
            8.4   Carryover Lease of Brokerage Operations.................. 25

      ARTICLE 9.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION................ 25
            9.1   Customer Names........................................... 25

            9.2   Confidentiality.......................................... 25

      ARTICLE 10. SURVIVAL OF REPRESENTATIONS.............................. 26

      ARTICLE 11. TERMINATION, AMENDMENT AND WAIVER........................ 26
            11.1  Termination.............................................. 26
            11.2  Effect of Termination.................................... 27

      ARTICLE 12.   POST CLOSING COVENANTS................................. 27
            12.1  Access to Records........................................ 27
            12.2  Severance Pay............................................ 27
            12.3  Employee Benefits........................................ 28
            12.4  BFI Name and Logos....................................... 28
            12.5  Termination of Insurance Policies........................ 28
            12.6  Public Announcements..................................... 28

      ARTICLE 13.   GENERAL................................................ 28
            13.1  Assignment............................................... 28
            13.2  Arbitration.............................................. 29
            13.3  Definition of Affiliate.................................. 29
            13.4  Counterparts............................................. 29
            13.5  Brokers.................................................. 29
            13.6  Fees and Expenses........................................ 29
            13.7  Notices.................................................. 29
            13.8  Applicable Law........................................... 30
            13.9  Captions................................................. 30
            13.10 Entire Agreement......................................... 30

ANNEXES

      A     $3 Million Note
      B     First Lien Deed of Trust
      C     Guaranty
      D     $2.5 Million Note
      E     Second Lien Deed of Trust
      F     $1.45 Million Note
      G     Idaho Security Agreement
      H     Waste Working Capital Note
      I     Security Agreement (Waste Working Capital Note)
      J     Continental Working Capital Note
      K     Security Agreement (Fibres Working Capital Note)


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

      L     Waste Bridge Note
      M     Waste Inventory Note
      N     Continental Inventory Note
      O     Noncompete Agreement

SCHEDULES

      1.2(b) Property subject to Deeds of Trust
      1.2(e) Assumed Obligations
      1.8    Purchase Price Allocation
      1.9    Definitions
      3.5    Litigation
      3.6    Equipment
      3.7    Real Property
      3.9    Outstanding Obligations
      3.10   Disposal Sites
      3.12   Material Contracts
      3.13   Material Leases
      3.14   Permits
      3.15   Financial Information
      3.16   Violations of Laws
      3.17   Environmental Law Violations
      3.18   Underground Storage Tanks
      3.19   Labor Issues
      5.4(b) Fibres Real Property To Be Conveyed
      5.4(d) Vancouver Assets
      5.4(f) Fibres Recycling Assets
      7.11   338(h) Election Allocation

                           PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated as of the 29th day of September 1997, between BROWNING-FERRIS INDUSTRIES, INC., a Delaware corporation ("BFI"), BROWNING-FERRIS, INC., a Delaware corporation ("BFI OKC"), and BROWNING-FERRIS INDUSTRIES OF IDAHO, INC., an Idaho corporation ("BFI Idaho") (the foregoing being sometimes referred to herein individually as a "Seller" and collectively as "Sellers") and WASTE CONNECTIONS, INC., a Delaware corporation ("Waste"), WASTE CONNECTIONS OF IDAHO, INC., a Delaware corporation ("Waste of Idaho"), and CONTINENTAL PAPER RECYCLING, L.L.C., an Oregon limited liability company ("Continental") (Waste, Waste of Idaho and Continental are sometimes referred to herein collectively as "Buyers" and individually as a "Buyer").

                             W I T N E S S E T H:

WHEREAS, BFI desires to sell and Waste desires to purchase the outstanding shares ("Company Shares" or "Shares") of Common Stock ("Stock") of Browning-Ferris Industries of Washington, Inc., a Washington corporation (the "Company"), pursuant to the terms and conditions set forth herein.

WHEREAS, the Company owns all of the outstanding shares of common stock ("Fibres Shares") of Fibres International, Inc., a Washington corporation ("Fibres"), and is also engaged in the solid waste collection and recycling business in and around Vancouver, Washington (the "Vancouver Business");

WHEREAS, Fibres is engaged in the recycling business in and around Seattle, Washington ("Fibres Recycling Business") and owns various assets related thereto ("Fibres Recycling Assets"), including the Real Property defined herein;

WHEREAS, Fibres intends to convey to Continental Property Holdings, Inc., a Washington corporation ("CPH"), to be formed and owned by BFI, all of the Fibres Recycling Assets and obligations related thereto;

WHEREAS, BFI desires to sell and Continental desires to purchase the outstanding shares ("CPH Shares") of Common Stock of CPH pursuant to the terms and conditions set forth herein;

WHEREAS, BFI OKC owns certain customer routes and recycling processing and related equipment and assets dedicated to the recycling business in and around Oklahoma City, Oklahoma (the "Oklahoma City Business"), and Continental desires to purchase and BFI OKC desires to sell such assets and business;

WHEREAS, BFI Idaho is engaged in the recycling collection and processing business in and around Idaho Falls and Pocatello, Idaho and owns certain customer routes, equipment and assets related thereto (the "Idaho Recycling Business"), and Continental desires to purchase and BFI Idaho desires to sell such assets and business;

WHEREAS, BFI Idaho is also engaged in the solid waste collection and transportation business in and around Idaho Falls and Pocatello, Idaho and owns certain customer routes, equipment and assets related thereto ("Idaho Solid Waste Business"), and Waste of Idaho desires to purchase and BFI Idaho desires to sell such business and assets;

NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1.
                 TRANSFER OF STOCK AND ASSETS AND PURCHASE PRICE

1.1 Sale of Shares and Assets. Subject to the terms and conditions of this Agreement and in consideration of the obligations of Buyers herein at the Closing (as defined in Article 2):

      (a) BFI agrees to sell, convey, assign, transfer and deliver (i) all right, title and interest of BFI in and to the Company Shares to Waste and (ii) all right, title and interest of BFI in and to the CPH Shares to Continental;

      (b) BFI OKC agrees to sell, convey, assign, transfer and deliver to Continental all of its right, title and interest in and to the following assets ("Oklahoma City Assets"):

            (i) the Equipment owned by BFI OKC set forth on SCHEDULE 3.6, (ii) the "OKC Contracts" consisting of the Material Contracts of BFI OKC, if any, set forth on SCHEDULE 3.12 ("Material OKC Contracts") and all other processing and service agreements not required to be set forth on SCHEDULE 3.12 related to the Oklahoma City Business, (iii) the "OKC Leases" consisting of the Material Leases of BFI OKC, if any, set forth on SCHEDULE
                  3.13 ("Material OKC Leases") and all other leases of BFI OKC not required to be set forth on SCHEDULE 3.13 related to the Oklahoma City Business, (iv) the permits, licenses, consents and authorizations of BFI OKC set forth on SCHEDULE 3.14, (v) all accounts receivable of BFI OKC existing on the Closing Date arising from the Oklahoma City Business ("OKC Receivables") and (vi) the spare parts and any other inventory of BFI OKC existing on the Closing Date related to the Oklahoma City Business ("OKC Inventory");


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
      (c) BFI Idaho agrees to sell, convey, assign, transfer and deliver to Continental all of its right, title and interest in and to the following assets ("Idaho Recycling Assets"):

            (i) the Equipment owned by BFI Idaho set forth on SCHEDULE 3.6 related to the Idaho Recycling Business, (ii) the "Idaho Recycling Contracts" consisting of the Material Contracts of BFI Idaho, if any, set forth on SCHEDULE 3.12 ("Material Idaho Recycling Contracts") related to the Idaho Recycling Business and all other processing and service agreements not required to be set forth on SCHEDULE 3.12 related to the Idaho Recycling Business, (iii) the "Idaho Recycling Leases," consisting of the Material Leases of BFI Idaho, if any, set forth on SCHEDULE 3.13 ("Material Idaho Recycling Leases") related to the Idaho Recycling Business and all other leases of BFI Idaho not required to be set forth on SCHEDULE 3.13 related to the Idaho Recycling Business, (iv) the permits, licenses, consents and authorizations of BFI Idaho set forth on SCHEDULE 3.14 related to the Idaho Recycling Business, (v) all accounts receivable of BFI Idaho existing on the Closing Date arising from the Idaho Recycling Business ("Idaho Recycling Receivables") and (vi) the spare parts and any other inventory of BFI Idaho existing on the Closing Date related to the Idaho Recycling Business ("Idaho Recycling Inventory");

      (d) BFI Idaho agrees to sell, convey, assign, transfer and deliver to Waste of Idaho all of its right, title and interest in and to the following assets ("Idaho Solid Waste Assets"):

            (i) the Equipment owned by BFI Idaho set forth on SCHEDULE 3.6 related to the Idaho Solid Waste Business, (ii) the "Idaho Solid Waste Contracts" consisting of the Material Contracts of BFI Idaho set forth on Schedule 3.12 ("Material Idaho Solid Waste Contracts") related to the Idaho Solid Waste Business, and all other service agreements not required to be set forth on SCHEDULE 3.12 related to the Idaho Solid Waste Business,
                  (iii) the "Idaho Solid Waste Leases" consisting of the Material Leases of BFI Idaho set forth on SCHEDULE 3.13 ("Material Idaho Solid Waste Leases") related to the Idaho Solid Waste Business and all other leases related to the Idaho Solid Waste Business not required to be set forth on SCHEDULE
                  3.13 related to the Idaho Solid Waste Business, (iv) the permits, licenses, consents and authorizations of BFI Idaho set forth on SCHEDULE 3.14 related to the Idaho Solid Waste Business, (v) the accounts receivable of BFI Idaho existing on the Closing Date arising from the Idaho Solid Waste Business ("Idaho


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
                  Solid Waste Receivables") and (vi) the spare parts and any other inventory of BFI Idaho existing on the Closing Date related to the Idaho Solid Waste Business ("Idaho Solid Waste Inventory").

      (e) The sale of the Idaho Assets constitutes a sale of substantially all of the operating assets of a separate division, branch or identifiable segment of BFI Idaho.

1.2 Consideration. In consideration of the transfers described in Section 1.1 and subject to Section 1.8, at the Closing:

      (a) Buyers shall pay BFI or its designees in immediately available funds an amount equal to Eleven Million Four Hundred Seventy-One Thousand Nine Hundred Fifty and No/100 Dollars ($11,471,950.00);

      (b) Continental shall deliver to BFI a promissory note in substantially the form of ANNEX A hereto ("$3 Million Note") in the principal amount of Three Million Dollars ($3,000,000), payable on or before 6 months from the date thereof, bearing interest payable quarterly at the rate of ten percent (10%) per annum, secured by a first lien Deed of Trust on the real property of CPH described on SCHEDULE 1.2(b) pursuant to a Deed of Trust in substantially the form of ANNEX B ("First Lien Deed of Trust"), and guaranteed by J. Bradford Bishop and James Cutler (individually a "Guarantor" and collectively the "Guarantors") pursuant to a Guarantee in substantially the form of ANNEX C hereto (the "Guarantee");

      (c) Continental shall deliver to BFI a promissory note in substantially the form of ANNEX D hereto ("$2.5 Million Note") in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), payable on or before twenty-four (24) months from the date thereof, bearing interest payable quarterly at the rate of ten percent (10%) per annum, secured by a deed of trust on the real property of Fibres described on SCHEDULE 1.2(b) hereto, pursuant to a deed of trust in substantially the form of ANNEX E hereto ("Second Lien Deed of Trust") with such lien being subordinated to the First Lien Deed of Trust and any liens replacing the foregoing and securing indebtedness not exceeding $3 million principal amount and the lien of Imperial Bank securing indebtedness in the principal amount of $2,700,000 to Continental; and

      (d) Waste of Idaho shall deliver to BFI a promissory note in substantially the form of ANNEX F hereto ("$1.45 Million Note") in the principal amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) payable on or before 120


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
            days from the date thereof, bearing interest payable quarterly at the rate of ten percent (10%) per annum, secured by a security interest in the equipment, inventory, accounts and general intangibles of Waste of Idaho arising from the Idaho Solid Waste Business granted pursuant to a security agreement in substantially the form of ANNEX G hereto ("Idaho Security Agreement"), and guaranteed by the Guarantors pursuant to the Guarantee;

      (e) Waste shall deliver to BFI a promissory note in substantially the form of ANNEX H hereto ("Waste Working Capital Note") in the principal amount of Two Million Five Hundred Ninety-Three Thousand Seven Hundred Sixty-Seven and No/100 Dollars ($2,593,767.00) payable as to principal, plus interest at the rate of six percent (6%) per annum, as set forth therein, secured by a security interest of BFI in all accounts receivable of the Company and Fibres as of the Closing Date granted pursuant pursuant to a security agreement in substantially the form of ANNEX I hereto and guaranteed by the Guarantors pursuant to the Guaranty;

      (f) Continental shall deliver to BFI a promissory note in substantially the form of ANNEX J hereto, ("Continental Working Capital Note") in the principal amount of One Million Two Hundred Seventy Thousand Five Hundred Fifty-Six and No/100 Dollars ($1,270,556.00) payable as to principal, plus interest at the rate of six per cent (6%) per annum, as set forth therein secured by a security interest of BFI in all accounts receivable of CPH as of the Closing Date granted pursuant to a security agreement in substantially the form of ANNEX K hereto, and guaranteed by the Guarantors pursuant to the Guaranty;

      (g) Waste shall deliver to BFI a promissory note in substantially the form of ANNEX L hereto ("Waste Bridge Note") in the principal amount of Five hundred Thousand and No/100 Dollars ("$500,000 Note") payable on or before six months from the date thereof bearing interest at the rate of ten percent (10%) per annum, guaranteed by the Guarantors pursuant to the Guarantee, and secured by the Idaho Security Agreement;

      (h) Waste shall deliver to BFI a promissory note in substantially the form of ANNEX M hereto ("Waste Inventory Note") in the principal amount of Three Hundred Fifty-Nine Thousand Five Hundred Fourteen and No/100 Dollars ($359,514.00) payable 30 days from the date thereof together with interest at the rate of six per cent (6%) per annum and guaranteed by the Guarantors pursuant to the Guaranty;

      (i) Continental shall deliver to BFI a promissory in substantially the form of ANNEX N hereto ("Continental Inventory Note") in the principal amount of Two Hundred Ninety-Four Thousand Seven Hundred Fifteen and No/100 Dollars ($294,715.00) payable 30 days from the date thereof with interest at the rate of six per cent (6%) per annum and guaranteed by the Guarantors pursuant to the Guaranty;

      (j) Waste of Idaho shall assume, perform, and discharge from and after the Closing Date the (i) obligations to be performed after the Closing Date under all Idaho Solid Waste Contracts and Idaho Solid Waste Leases and (ii) obligations to be performed after the Closing Date under all Material Idaho Solid Waste Contracts and Material Idaho Solid Waste Leases entered into prior to the Closing Date and after the date hereof in compliance with Section 5.3(a);

      (k) Continental shall assume, perform and discharge from and after the Closing Date the (i) obligations to be performed after the Closing Date under all Idaho Recycling Contracts and Idaho Recycling Leases and OKC Contracts and (ii) obligations to be performed after the Closing Date under any Material Idaho
            Recycling Contracts and Material Idaho Recycling Leases and Material OKC Contracts entered into prior to the Closing Date and after the date hereof in compliance with Section 5.3(a);

      (l) Buyers shall not assume any of the following liabilities or obligations of any Seller with respect to the Oklahoma City Business, the Idaho Solid Waste Business or the Idaho Recycling
            Business: (i) federal, state or local tax liabilities, or (ii) liabilities or obligations arising out of any breach by any Seller prior to the Closing Date of any OKC Contract, Idaho Recycling Contract or Idaho Solid Waste Contract, OKC Lease or Idaho Recycling Lease or Idaho Solid Waste Lease. Except as set forth above Buyers shall assume no obligations or liabilities of any Seller in connection with the purchase of the Oklahoma City Assets, Oklahoma City Business, Idaho Recycling Assets, Idaho Recycling Business, Idaho Solid Waste Business or Idaho Solid Waste Assets.

      The "Purchase Price" shall mean (i) the cash paid at Closing pursuant to
      Section 1.2(a), and (ii) the aggregate principal amount of the $3 Million Note, the $2.5 Million Note, the $1.45 Million Note, the Waste Working Capital Note, the Continental Working Capital Note, the Waste Bridge Note, the Waste Inventory Note and the Continental Inventory Note.

1.3 Assignment. At the Closing, BFI shall deliver or cause to be delivered to the appropriate Buyer (i) a stock certificate or certificates representing the Company Shares and the CPH


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
      Shares accompanied by stock powers duly endorsed and in good delivery form and (ii) such assignments, bills of sale, deeds and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Continental all title of BFI OKC to the Oklahoma City Assets and all title of BFI Idaho to the Idaho Recycling Assets and to vest in Waste of Idaho all title of BFI Idaho to the Idaho Solid Waste Assets. Simultaneously with such delivery, BFI will take all such other steps reasonably requested by Buyers to put Continental in actual possession and operating control of the Oklahoma City Assets and Idaho Recycling Assets and to put Waste of Idaho in actual possession and operating control of the Idaho Solid Waste Assets. At the Closing, Buyers shall deliver such instruments as BFI may reasonably require confirming the appropriate Buyer's assumption of such liabilities and obligations of BFI Idaho and BFI OKC as such Buyer is to assume pursuant to Sections 1.2(j) and 1.2(k) of this Agreement.

1.4 Further Cooperation. From time to time after the Closing Date without further consideration, BFI OKC or BFI Idaho will execute and deliver such other instruments of conveyance and transfer and take such other action, as Buyers reasonably may request, to more effectively convey, transfer to and vest in the appropriate Buyer and to put such Buyer in possession of the Oklahoma City Assets, the Idaho Recycling Assets or Idaho Solid Waste Assets, and in the case of contracts and rights, if any, for which the consents of third parties required for assignment hereunder cannot be obtained, to use its reasonable business efforts to provide Buyer with the benefits thereof in some other manner.

1.5 Excluded Assets. The Oklahoma City Assets, Idaho Recycling Assets and Idaho Solid Waste Assets to be conveyed to Continental or Waste of Idaho hereunder shall not include (i) any deposits or prepaid items, except to the extent such items are reflected in the Working Capital Calculation defined in Section 1.6, (ii) any corporate record books or similar records related to the corporate existence of BFI OKC or BFI Idaho, (iii) cash,
      (iv) financial or tax records of BFI OKC or BFI Idaho, or (v) the use of the name "Browning-Ferris" or any name similar or related thereto, except as provided in Section 12.4.

1.6 Post-Closing Adjustment of the Purchase Price. The Purchase Price shall be adjusted in accordance with the following provisions:

      (a) On the Closing Date BFI shall deliver to Buyers (1) an estimate ("Estimated Working Capital") as of the Closing Date of the sum of
            (i) 90.5% of all accounts receivable of the Company ("Company Receivables") and Fibres (including the receivables to be transferred to CPH) ("Fibres Receivables"), the OKC Receivables, Idaho Solid Waste Receivables and the Idaho Recycling Receivables,


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
            ("Receivables Calculation"), (ii) the value of the inventory of the Company ("Company Inventory") and Fibres (including the inventory to be transferred to CPH) ("Fibres Inventory") and the OKC Inventory, Idaho Recycling Inventory and Idaho Solid Waste Inventory, ("Inventory Calculation"), and (iii) any deposits or prepaid items of the Company, Fibres (including deposits or prepaid items to be transferred to CPH), BFI OKC with respect to the Oklahoma City Business and BFI Idaho with respect to the Idaho Solid Waste Business and Idaho Recycling Business, in each case which will not be refunded to the Company, Fibres, BFI OKC or BFI Idaho, and which will benefit Buyers, less (iv) the amount of any deferred revenues of the Company, Fibres (including any deferred revenues to be transferred to CPH), BFI OKC respecting the Oklahoma City Business and BFI Idaho respecting the Idaho Solid Waste Business and Idaho Recycling Business, and (2) a schedule of the items included in the Estimated Working Capital; the Estimated Working Capital as of the Closing Date is based on July 31, 1997, information. On or before October 10, 1997, BFI shall deliver to Buyers a revision of the Estimated Working Capital as of September 30, 1997 (the "Revised Estimated Working Capital"). If the Receivables Calculation based on the Revised Estimated Working Capital declines, the Waste Working Capital Note and/or the Continental Working Capital Note, as the case may be, shall be immediately amended to reduce the principal amount thereof to such new estimated number and to reduce the two installments due on such note by one-half of the amount of the reduction.

      (b) Within sixty (60) days after the Closing Date the appropriate Buyer shall deliver to BFI a final schedule and calculation ("Final Working Capital") of the Receivables Calculation, Company Inventory, Fibres Inventory, OKC Inventory, Idaho Recycling Inventory and Idaho Solid Waste Inventory, prepaid items and deposits less all deferred revenue of the Company and Fibres and all deferred revenues of BFI OKC respecting the Oklahoma City Business and BFI Idaho respecting the Idaho Solid Waste Business and Idaho Recycling Business as of the Closing Date;

      (c) Within ten (10) days thereafter, BFI shall deliver to Waste and/or Continental, or Waste and/or Continental shall deliver to BFI immediately available funds in the amount by which the Final Working Capital attributable to the Company Receivables and Fibres Receivables is less than or greater than the original principal amount of the Waste Working Capital Note and the Fibres Working Capital Note, respectively; provided, that if BFI disagrees with the Final Working Capital calculation it shall give written notice to Buyers within such ten (10) day period and, if Buyers and BFI are unable to resolve such disagreement within


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
            thirty (30) days of the date of delivery of such notice of disagreement, they shall arbitrate such disagreement in accordance with the provisions of Section 13.2; and

      (d) Buyers shall make available to BFI all supporting information with respect to the calculation of the Final Working Capital.

1.7 Payment of Accounts Payable. BFI shall pay all trade accounts payable of the Company and of Fibres in existence on the Closing Date in accordance with the customary payment practices of BFI. Buyers shall have the right to pay any trade account payable prior to its payment by BFI if Buyers reasonably believe that the failure to pay such account at such time would have an adverse effect on the future business relationship between Buyers and the vendor, and any amount so paid shall be deducted from the amounts due to BFI by Buyer pursuant to Section 1.6(c) or shall be paid by BFI to Buyers instead of the holder of such trade account at the time BFI pays such trade account, subject to BFI's reasonable satisfaction that the account has been paid by Buyers.

1.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Company Shares, the CPH Shares, the Oklahoma City Assets, the Idaho Recycling Assets and the Idaho Solid Waste Assets as set forth on SCHEDULE 1.8, and, with respect to the portion of the Purchase Price allocated to the Oklahoma City Assets and the Idaho Assets, Buyer and BFI shall prior to the Closing Date agree upon the allocation of such portion among such Assets. BFI agrees that notwithstanding any other provisions of this Agreement, (i) the obligations of Buyers with respect to payment of the Purchase Price shall be several and not joint, (ii) Waste shall be obligated to pay the portion of the Purchase Price allocated to the Company Shares, (iii) Waste of Idaho shall be obligated to pay the portion of the Purchase Price allocated to the Idaho Solid Waste Business, and
      (iv) Continental shall be obligated to pay the portion of the Purchase Price allocated to the CPH Shares, the Idaho Recycling Business and Idaho Recycling Assets, and the Oklahoma City Business and Oklahoma City Assets.

1.9   Definitions. The terms defined herein are listed in SCHEDULE 1.9.

                                   ARTICLE 2.
                                     CLOSING

The transfer of the Shares and Assets payment of the consideration referred to in Article 1 hereof (the "Closing") shall take place at 10:00 a.m. at the offices of Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, San Francisco, California, on September 30, 1997, or at such other time and date as BFI and the Buyers may in writing designate or such exchange actually occurs (the "Closing Date").

                                   ARTICLE 3.
                      BFI'S REPRESENTATIONS AND WARRANTIES

BFI represents and warrants to Buyers as of the date hereof:

3.1 Existence and Qualification. Each of the Company and Fibres is, and CPH will be, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington, and BFI OKC and BFI Idaho are each duly incorporated, validly existing and in good standing under the laws of their respective states of incorporation. Each of the Company and Fibres has, and CPH at the Closing will have, all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, and it is duly qualified to conduct such business as a foreign corporation in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of each. BFI OKC and BFI Idaho have all requisite power and authority, corporate and otherwise, to carry on the Oklahoma City Business and the Idaho Business, respectively. BFI has provided to Buyers true and complete copies of the articles of incorporation and bylaws of the Company and Fibres as in effect on the date hereof. CPH will be organized solely for purposes of the transactions contemplated by this Agreement and will have no assets or operations prior to receipt of the Fibres Recycling Assets and obligations related thereto.

3.2 Authority. Each Seller has all requisite power and authority, corporate and otherwise, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of each Seller, and this Agreement constitutes a valid and binding obligation of each Seller.

3.3 No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of the charter or bylaws of any Seller, Fibres or the Company or of any of the terms, conditions or provisions of any agreement or instrument to which any Seller, Fibres or the Company is a party or by which any of them is bound or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to any Seller, Fibres or the Company; provided, that BFI makes no representation with respect to whether the consent of any governmental entity or third party is required in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Capitalization; Ownership of Shares. The authorized capitalization of Fibres consists of 2,500 shares of Common Stock, par value $10 per share, all of which shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. The authorized capitalization of the Company consists of 1,000 shares of common stock, par value $10, all of which shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. The authorized capitalization of CPH will consist of 1,000 shares of Common Stock, par value $1 per share, all of which shares will be validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding subscriptions, warrants, options, or other agreements or commitments obligating the Company or Fibres to issue any additional shares of stock. BFI owns or will own on the Closing Date all interest in the Shares and CPH Shares, and the Company owns all interest in the Fibres Shares, free and clear of any liens, claims, security interests, or rights of any other person or entity.

3.5 Litigation. Except as listed on SCHEDULE 3.5, (i) there is not pending and, to the best knowledge of BFI, there is not threatened any litigation, suit, action or proceeding in or before any court or governmental or regulatory agency or body to which any Seller, the Company, CPH or Fibres is or will be a party, and (ii) there is no judgment, order, decree, or injunction by any court or governmental or regulatory agency or body in effect against any Seller, the Company, CPH or Fibres which would have a material adverse effect on the future operations or business of the Company, Fibres, CPH, the Oklahoma City Business, the Idaho Recycling Business or the Idaho Solid Waste Business.

3.6 Equipment Schedules; Title to Equipment. SCHEDULE 3.6 lists all motor vehicles, containers, compactors, and other tangible equipment ("Equipment") owned by (i) the Company or Fibres (including the Fibres Recycling Assets) and used in connection with the respective business of either as presently conducted, excluding the equipment to be disposed of by Fibres prior to Closing as set forth in Section 5.4(a) hereof, (ii) BFI Idaho and used in connection with the Idaho Solid Waste Business or Idaho Recycling Business, or (iii) BFI OKC and used in connection with the Oklahoma City Business. The Company, Fibres, BFI OKC or BFI Idaho owns, and CPH at the Closing will own, such Equipment free and clear of any liens, claims, security interests or encumbrances of any type. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, NO SELLER, THE COMPANY OR FIBRES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONDITION OR FITNESS FOR ANY PURPOSE OF ANY EQUIPMENT, ALL OF WHICH IS BEING PURCHASED BY BUYER "AS IS, WHERE IS."

3.7 Real Property. SCHEDULE 3.7 sets forth all real property ("Real Property") owned by Fibres (including the Real Property to be conveyed to CPH) and used in connection with its business as presently conducted, excluding the real property to be disposed of by Fibres prior to Closing as set forth in
      Section 5.4(b) hereof. Fibres has good and marketable title to the Real Property, subject to no liens, claims, or encumbrances except for (i) "Permitted Encumbrances" and (ii) encumbrances listed on SCHEDULE 3.7. The term "Permitted Encumbrances" means any minor defects in title which do not, in the aggregate, materially interfere with the ability of Fibres to conduct its business and will not interfere with the ability of CPH to conduct its business. All activities and operations at the Real Property are being and, since December 18, 1995, have been conducted in compliance in all material respects with the requirements and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use permits or requirements and all restrictions, variances, licenses, rules and regulations.

3.8 Taxes. The Company and Fibres are members of the affiliated group of BFI and are included in the consolidated income tax returns filed by BFI. (i) Each of the Company and Fibres has filed all federal, state, and local tax returns and reports required to be filed by it as of the date hereof, and all taxes, fees, assessments and governmental charges of any nature shown by such returns to be due and payable have been paid, except for those amounts being contested in good faith; (ii) there is no tax deficiency which has been, or to the knowledge of BFI might be, asserted against the Company or Fibres which would have a material adverse effect on its business; (iii) the Company or Fibres has not been, nor is it now being, audited by any federal, state, or local tax authorities; (iv) the Company and Fibres have made all required deposits for taxes applicable to the current and immediately preceding tax year; and (v) all tax returns and reports of the Company or Fibres were prepared in accordance with the relevant rules and regulations of each taxing authority having jurisdiction over the Company or Fibres and are true and correct in all material respects.

3.9 Outstanding Obligations. Except as set forth on SCHEDULE 3.9 and except for accounts payable of the Company and Fibres in existence on the Closing Date, neither Fibres nor the Company has and CPH will not have on the Closing Date any liability for (i) any indebtedness for borrowed money, whether as principal, guarantor, surety or otherwise, or (ii) any other obligation which would be material to the business of Fibres or the Company as presently conducted and which, in accordance with generally accepted accounting principles, would be reflected in financial statements (or the notes thereto) of Fibres or the Company as of the date hereof. The Assets are owned by the Sellers free and clear of any lien, claim, security interest or encumbrance of any type.

3.10 Disposal Sites Used. SCHEDULE 3.10 lists the name and address of all solid waste landfills or transfer stations or recycling processing facilities to which (i) Fibres since December 18, 1995 or the Company, BFI OKC with respect to the Oklahoma City Business, or BFI Idaho with respect to the Idaho Recycling Business or Idaho Solid Waste Business has transported material amounts of municipal solid waste or recyclable material in connection with the operation of its business, or (ii) Fibres, prior to December 18, 1995, transported material amounts of municipal solid waste or recyclable material as represented in the Stock Purchase Agreement dated as of December 18, 1995 ("Fibres

      Purchase Agreement") among MacMillan Bloedel of America, Inc. and John Matheson ("Fibres Stockholders") and the Company. SCHEDULE 3.10 also states whether any listed facility is, to the best of BFI's knowledge, currently being remediated or currently scheduled to undergo remediation under the Comprehensive Environmental Response, Compensation and Liability Act or comparable state law.

3.11 Accounts Receivable. All of the Accounts Receivable will have arisen out of services performed in the ordinary course of business by Fibres, the Company, BFI OKC or BFI Idaho, no municipal account debtor will have any right of set-off against any Account Receivable and, to the best of BFI's knowledge, no other account debtor will have any right of set-off against any such Account Receivable; provided that BFI makes no representation with respect to the collectibility of any such Account Receivable.

3.12 Material Contracts. SCHEDULE 3.12 lists all customer service contracts, processing agreements, office supply contracts, maintenance contracts, consulting agreements, and any other service contracts or other agreements for the purchase or sale of goods or services relating to the Idaho Recycling Business, Idaho Solid Waste Business or Oklahoma City Business or the business of Fibres or the Company ("Material Contracts") (excluding Leases) which (i) are not cancelable without penalty on not more than 90 days notice by BFI Idaho, BFI OKC, Fibres or the Company, (ii) provide for the payment by BFI Idaho, BFI OKC, Fibres or the Company of more than $25,000 annually, (iii) provide for the receipt by BFI Idaho, BFI OKC, Fibres or the Company of more than $50,000 annually, (iv) provide for services by BFI Idaho, BFI OKC, Fibres or the Company to a governmental agency or unit of any kind and have a termination date which is less than 1 year from the date hereof, or (v) are with any Affiliate of BFI. BFI Idaho, BFI OKC, Fibres or the Company is not in default in any material respect under any such Material Contact, and BFI Idaho, BFI OKC, Fibres or the Company is not in default under any other contracts or agreements to which it is a party or by which it is bound (referred to collectively with the Material Contracts as the "Contracts") the result of which defaults would in the aggregate have a material adverse effect on the Idaho Recycling Business, Idaho Solid Waste Business or Oklahoma City Business or the business of the Company or Fibres. No municipality is in default in any material respect under any Material Contract, and to the best of BFI's knowledge, no other party to any Material Contract is in default in any material respect thereunder, nor are there defaults by the other parties to any of the other Contracts which would in the aggregate have a material adverse effect on the Idaho Recycling Business, Idaho Solid Waste Business or the Oklahoma City Business or the business of the Company or Fibres. BFI makes no representation with respect to whether the consent of any other party to any Contract is required in connection with consummation of the transactions contemplated by this Agreement, including the transfer of the Fibres Recycling Assets to CPH.

3.13 Material Leases. SCHEDULE 3.13 lists all leases of personal property and real property relating to the Idaho Recycling Business, Idaho Solid Waste Business or the Oklahoma City Business or the business of Fibres or the Company ("Material Leases") which (i) are not cancelable by BFI Idaho, BFI OKC, Fibres or the Company without penalty on not more than 90 days notice, (ii) provide for annual lease payments by BFI Idaho, BFI OKC, Fibres or the Company of at least $25,000, or (iii) are with any Affiliate of BFI. BFI Idaho, BFI OKC, Fibres or the Company is not in default in any respect under any Material Lease and BFI Idaho, BFI OKC, Fibres or the Company is not in default under any other leases to which it is a party (referred to collectively with the Material Leases as the "Leases") the result of which defaults in the aggregate would have a material adverse effect on the Idaho Recycling Business, Idaho Solid Waste Business or the Oklahoma City Business or the business of the Company or Fibres. To the best of BFI's knowledge, no other party to any Material Lease is in default in any material respect thereunder nor are there defaults by the other parties to the other Leases which would in the aggregate have a material adverse effect on the Idaho Recycling Business, Idaho Solid Waste Business or the Oklahoma City Business or the business of the Company or Fibres. BFI makes no representation with respect to whether the consent of any other party to any Lease is required in connection with the consummation of the transactions contemplated by this Agreement.

3.14 Permits. SCHEDULE 3.14 sets forth all material permits, licenses, consents and authorizations ("Permits") required to conduct the Idaho Recycling Business, Idaho Solid Waste Business or the Oklahoma City Business or the business of the Company or Fibres as presently conducted. BFI Idaho, BFI OKC, Fibres or the Company is not in default in any material respect under any Permit, and each Permit is in full force and effect. BFI makes no representation with respect to whether the consent of any governmental agency or authority issuing any such Permit is required in connection with the consummation of the transactions contemplated by this Agreement, including the transfer of the Fibres Recycling Assets to CPH.

3.15 Financial Information. SCHEDULE 3.15 lists certain financial information ("Financial Data") respecting the Idaho Recycling Business, Idaho Solid Waste Business and Oklahoma Business and the business of the Company and Fibres provided by BFI to Buyer. Such Financial Data has been compiled from the internal accounting records of BFI, the Company or Fibres without audit and does not constitute any representation with respect to future results of operations of the Idaho Recycling Business, Idaho Solid Waste Business, the Oklahoma City Business, the Company's business or the business of Fibres. The financial information described in SCHEDULE 3.15 is accurate in all material respects. The internal accounting records of BFI, the Company or Fibres from which such financial information has been compiled have been maintained on a consistent basis in all material respects by BFI, the Company or Fibres.

3.16 Laws and Regulations. Except as set forth on SCHEDULE 3.16, the Company, Fibres, BFI OKC with respect to the Oklahoma City Business or BFI Idaho with respect to the Idaho Recycling Business or Idaho Solid Waste Business is not in violation of or default under any material law or regulation, or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company, Fibres, BFI OKC or BFI Idaho, excluding any federal, state, or local law, statute, rule or regulation relating to protection of the environment ("Environmental Laws").

3.17 Compliance with Environmental Laws. Except as set forth in SCHEDULE 3.17, the Company, Fibres, BFI Idaho, with respect to the Idaho Business, or BFI OKC, with respect to the Oklahoma City Business, is not in violation of or default under any material Environmental Laws or any order of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction pursuant to any Environmental Laws over the Company, Fibres, BFI Idaho or BFI OKC. Specifically and without limiting the generality of the foregoing, except as disclosed on SCHEDULE 3.17:

      (a) Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 USC Section 6901 et seq. ("RCRA"), the Company, Fibres (since December 18, 1995), BFI Idaho, with respect to the Idaho Business, and BFI OKC, with respect to the Oklahoma City Business, have not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined below) nor accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws;

      (b) No Hazardous Material, other than that allowed under Environmental Laws, has been disposed of or otherwise released (i) on any real property included in the Oklahoma City Assets during the period such property was owned or leased by BFI OKC, (ii) on any interest in real property included in the Idaho Assets during the period such property was owned or leased by BFI Idaho, (iii) on any real property owned or leased by the Company, or (iv) since December 18, 1995, on any real property owned or leased by Fibres;

      (c) With respect to the Company's, Fibres', BFI Idaho's, with respect to the Idaho Business, and BFI OKC's, with respect to the Oklahoma City Business, ownership or leasing of the real property owned or leased by it, no such property has been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any such property since December 18, 1995 in the case of Fibres, or since the Company, BFI Idaho or BFI OKC has owned or leased any such property. There are no pending and, to the Sellers' knowledge, no threatened, actions or proceedings from any governmental agency or any other entity involving remediation of any condition of any such property, including, without limitation, petroleum contamination, pursuant to Environmental Laws;

      (d) Except as allowed under Environmental Laws, neither the Company, Fibres (since December 18, 1995), BFI Idaho, with respect to the Idaho Business, nor BFI OKC, with respect to the Oklahoma City Business, has knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material, to any site, location or facility; and

      (e) As used in this Agreement, "Hazardous Material" shall mean the substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable statute or regulation of Washington, Idaho or Oklahoma; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and
            (iii) any substance disposed of in a manner not in compliance with Environmental Laws.

3.18 Underground Storage Tanks. Except as set forth on the SCHEDULE 3.18, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on the Real Property or on any other real property owned or leased by the Company or Fibres or included in the Idaho Assets or the Oklahoma City Assets while the Company, Fibres, the Idaho Assets and the Oklahoma City Assets were owned by the Sellers.

3.19 Employment and Labor Matters, Etc. Except as set forth in SCHEDULE 3.19, the Company, Fibres, BFI Idaho with respect to the Idaho Business and BFI OKC with respect to the Oklahoma City Business is not a party to (i) any collective bargaining agreement, (ii) any agreement respecting the employment of any officer or any other employee of the Company or Fibres, or (iii) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on not more than ninety (90) days notice.

3.20 Status of Fibres Purchase Agreement. The Company has not made any claim for indemnification or for Remediation Losses (as hereinafter defined) under the Fibres Purchase Agreement, and BFI is not aware of any event which has occurred which would entitle the Company to make any such claim for indemnification or for any Remediation Losses.

3.21 Disclosure Schedules. The term "Disclosure Schedule" or "Disclosure Schedules" means any or all schedules referred to in any section of this
      Article 3.

                                  ARTICLE 4.
                    BUYERS' REPRESENTATIONS AND WARRANTIES

Buyers represent and warrant to BFI as follows:

4.1 Existence. Each of Waste and Waste of Idaho is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Continental is a limited liability company validly existing and in good standing under the laws of the State of Oregon.

4.2 Authority. Each Buyer has all requisite power and authority to enter into this Agreement and perform its obligations hereunder, and this Agreement constitutes a valid and binding obligation of each Buyer. The execution, delivery and performance of this Agreement by each Buyer have been duly and validly authorized by all necessary corporate action on the part of such Buyer, and this Agreement constitutes a valid and binding obligation of each Buyer.

4.3 No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which any Buyer is a party or by which it is bound or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to any Buyer.

                                  ARTICLE 5.
                          COVENANTS PRIOR TO CLOSING

Between the date of this Agreement and the Closing Date:

5.1 Access. BFI will afford to the officers and authorized representatives of Buyers such access to the records of the Company, Fibres, BFI OKC with respect to the Oklahoma City Assets and BFI Idaho with respect to the Idaho Assets as Buyer may from time to time reasonably request. BFI will cooperate with Buyer, their representatives and counsel, in the preparation of any documents or other materials which may be required by any governmental agency in connection with any approvals for consummation of the transaction contemplated by this Agreement.

5.2 Operations. Subject to Section 5.4, BFI will cause each of BFI OKC with respect to the Oklahoma City Business, BFI Idaho with respect to the Idaho Business, the Company and Fibres to:

      (a) carry on the Oklahoma City Business, the Idaho Business, and the business of the Company and Fibres in substantially the same manner as currently existing and in compliance with all applicable laws, rules, and regulations;

      (b) maintain the Equipment in its present condition, ordinary wear and tear excepted;

      (c) perform all its material obligations under any agreements to which it is a party;

      (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

      (e) use its reasonable commercial efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with it; and

      (f) not enter into any Material Contract or Material Lease without the consent of Buyers.

5.3 Maintenance of Condition. Subject to Section 5.4, the Company, Fibres, BFI OKC with respect to the Oklahoma City Business and BFI Idaho with respect to the Idaho Business will not, without the prior written consent of the applicable Buyer, which shall not be unreasonably withheld:

      (a) enter into any contract or lease which would be required to be included in Schedules 3.12 or 3.13 hereof or enter into any contact or commitment or incur or agree to incur any liability or make any capital expenditures except in the ordinary course of business;

      (b) except in the ordinary course of business, increase the compensation payable or to become payable to any officer, employee or agent, or make any bonus payment to such person;

      (c) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

      (d)   issue or commit to issue any securities of the Company or Fibres;

      (e)   take any action which could cause any representation or warranty in
            Article 3 not to be true in any material respect as of the Closing Date; or

      (f) amend the articles of incorporation or bylaws of the Company or Fibres.

5.4   Disposal of Certain Assets. Notwithstanding the other provisions of
      Article 5 hereof, it is understood and agreed that prior to the Closing Date, Fibres or the Company will:

      (a) dispose of all assets and business of Fibres in the Salt Lake City, Utah area;

      (b)   dispose of the real property described in SCHEDULE 5.4(b) hereto;

      (c) dispose of all brokerage operations, including all customer accounts and assets related thereto, outside of a radius of 100 miles from Seattle, Washington;

      (d) dispose of its interest in and obligations under the leases and agreements described in SCHEDULE 5.4(d) relating to the business of the Company in Vancouver, Washington, including the Lease Agreement dated as of May 30, 1996 ("Vancouver Lease") between the Company and Leichner Brothers Land Reclamation, Inc. and the Consultant Agreement dated as of May 30, 1996 between the Company and M.C.T.C. Consulting L.L.C.; and

      (e) transfer to CPH the Fibres Recycling Assets, including the Fibres Recycling Assets described in SCHEDULE 5.4(e).

5.5 Change of Name. On or prior to the Closing, BFI will cause the name of the Company to be changed to Waste Connections of Washington, Inc.

                                  ARTICLE 6.
                                INDEMNIFICATION

6.1 Indemnity By BFI. BFI covenants and agrees that it will, subject to the provisions set forth in this Article 6, indemnify and hold harmless the Buyers, from and after the Closing Date, against any and all losses, damages, liabilities, claims, deficiencies, costs, expenses, expenditures, including, without limitation, reasonable attorney's fees and court costs, (collectively, "Indemnity Losses") arising with respect to each of the following ("Indemnity Event"):

      (a) any federal, state or local tax liability of any Seller, CPH, the Company or Fibres arising out of any events occurring during any period ended on or before the Closing Date;

      (b) any federal income tax liability arising from the Section 338 Election (as hereinafter defined);

      (c) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant to be performed by any Seller, Fibres or the Company under this Agreement;

      (d) any act or failure to act on or prior to the Closing Date relating to (i) any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Fibres, the Company or any Affiliate of the Company,
            (ii) any "prohibited transaction" as defined in ERISA and the Internal Revenue Code, as amended, ("Code") relating to such employee benefit plan, (iii) any failure of an "employee pension benefit plan," as defined in Section 3(2) of ERISA, of Fibres, the Company or any Affiliate of the

            Company which is intended to be a tax-qualified plan under Code
            Section 401(a) to be so tax-qualified, (iv) any failure of any employee pension benefit plan of Fibres, the Company or any Affiliate of the Company, to timely comply with the funding requirements of ERISA or the Code, (v) any failure of any employee welfare benefit plan, as defined in Section 3(2) of ERISA, of Fibres, the Company or any Affiliate of the Company to comply with the Consolidated Omnibus Reconciliation Act of 1985, as amended, or
            (v) any other violation of ERISA relating to an employee benefit plan of Fibres, the Company or any Affiliate of the Company;

      (e) any liability arising from the termination by any Seller, the Company or Fibres of any employee on or prior to the Closing Date, including without limitation any liability for accrued but unpaid wages, vacation, expense reimbursements and any severance liability;

      (f)   any proceeding listed in SCHEDULE 3.5;

      (g) any losses arising from the failure of BFI Idaho, Continental or Waste to receive the consent to assignment of any municipal contracts included in the Idaho Recycling Assets or Idaho Solid Waste Assets;

      (h)   the obligations of the Company pursuant to Sections 3.19, 4.5, 7,
            8.1 and 8.7 of the Asset Purchase Agreement dated as of October 18, 1995, as amended, by and between the Disposal Group, Inc., Buchman Sanitary Service, Inc., Diamond Fabrication & Welding, Inc. and the Company; and

      (i) all actions, suits, proceedings, demands, assessments, investigations, costs, expenses and claims incident to any of the foregoing, including, without limitation, any interim or final judicial or administrative decree, clean-up order or other remedial action.

6.2 Indemnity By Buyers. Each Buyer covenants and agrees, severally and not jointly, that it will indemnify and hold harmless BFI and its affiliates, from and after the Closing Date, against any and all Indemnity Losses arising with respect to each of the following Indemnity Events:

      (a) any sales or use tax liability arising out the transactions contemplated by this Agreement;

      (b) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant to be performed by the applicable Buyer under this Agreement;

      (c) any liability or obligation of BFI OKC or BFI Idaho expressly assumed by Waste or Continental pursuant to this Agreement.

6.3 Limitations on Indemnities. The obligations of indemnity provided above in Sections 6.1 and 6.2 are subject to the following terms, conditions and limitations:

      (a) The aggregate obligation of indemnity of BFI pursuant to Section 6.1 ("Aggregate Indemnity Limit") shall not exceed the portion of the Purchase Price allocated to (i) the Company Shares with respect to any Indemnity Losses relating to the Company, (ii) the Fibres Shares with respect to any Indemnity Losses relating to Fibres, (iii) the Oklahoma City Assets with respect to any Indemnity Losses relating to the Oklahoma City Business and the Oklahoma City Assets, (iv) the Idaho Recycling Assets with respect to any Indemnity Losses relating to the Idaho Recycling Business and the Idaho Recycling Assets, and
            (v) the Idaho Solid Waste Assets with respect to any Indemnity Losses relating to the Idaho Solid Waste Business and Idaho Solid Waste Assets.

      (b)   BFI shall have no obligation for Indemnity Events described in
            Section 6.1(c) (other than for failure to transfer all of the Equipment, Company Shares, and CPH Shares or a misrepresentation under Section 3.4, 3.5, 3.8 or 3.9) until the aggregate amount of Indemnity Losses with respect to (i) the Company exceeds one percent (1%) of the portion of the Purchase Price allocated to the Company Shares, (ii) the Oklahoma City Assets exceeds one percent (1%) of the portion of the Purchase Price allocated to the Oklahoma City Assets, (iii) the Idaho Recycling Assets exceeds one percent (1%) of the portion of the Purchase Price allocated to the Idaho Recycling Assets, (iv) the Idaho Solid Waste Assets exceeds one percent (1%) of the portion of the Purchase Price allocated to the Idaho Solid Waste Assets and (v) Fibres exceeds one percent (1%) of the portion of the Purchase Price allocated to the Fibres Shares; provided, that BFI shall be liable for Indemnity Losses relating to the Company or Fibres, the Oklahoma City Assets and the Idaho Assets without regard to such 1% limitation if the Indemnity Losses with respect to the foregoing exceed 1% of the Purchase Price allocated to the Shares, the Oklahoma City Assets, the Idaho Recycling Assets or the Idaho Solid Waste Assets, respectively.

      (c) The obligations of indemnity described in Sections 6.1(a), 6.1(b) and 6.2(a) shall survive the Closing Date for the applicable statute of limitations, the obligations of indemnity described in Sections 6.1(d), 6.1(e) and 6.2(c) and the obligation of indemnity for a misrepresentation under Section 3.10 or under Section 3.17 shall survive indefinitely, and the obligations of indemnity described in Sections 6.1(c)

            (except for a misrepresentation under Section 3.10 or under Section 3.17) and 6.2(b) shall survive the Closing Date for three (3) years. Any representations and warranties for which Buyers have made timely notice of a claim for Indemnity Losses ("Indemnity Claim") pursuant to Section 6.5 shall survive, with respect to such Indemnity Claim only, until the resolution of such Indemnity Claim.

      (d) The obligation of indemnity for any Indemnity Event in Sections 6.1 and 6.2 shall be reduced by the amount of any actual recovery by the Indemnified Party for such Indemnity Event under policies of insurance maintained by it or its affiliates with third parties less all reasonable out-of-pockets costs or expenses incurred by the Indemnified Party (excluding overhead costs) in recovering such amount under any such insurance policy.

      (e) BFI agrees with Buyers as follows with respect to (x) any claim ("Fibres Environmental Indemnity Claim") by the Company for indemnification from the Fibres Stockholders for a breach of any representation or warranty in Sections 3.19, 3.21 or 3.23 of the Fibres Purchase Agreement or (y) any claim ("Fibres Remediation Loss Claim") for "Remediation Losses"(as defined in Section 1.9 of the Fibres Purchase Agreement) at any Special Remediation Site (as defined in Section 1.9 of the Fibres Purchase Agreement):

            (i) Except as set forth in this Section 6.3(e), no Seller shall have any obligation of indemnity for any Fibres Environmental Indemnity Claim or Fibres Remediation Loss Claim;

            (ii) BFI will indemnify Buyers to the extent that the Company would be entitled to indemnification from the Fibres Stockholders for a Fibres Environmental Indemnity Claim (1) except for the fact that the claim for indemnification was not made on a timely basis date under the Fibres Agreement, provided, that the Fibres Environmental Indemnity Claim is made in accordance with the procedures set forth in Section 6.5 within four years of the Closing Date under this Agreement or (2) if the representations and warranties in Sections 3.19, 3.21 and 3.23 of the Fibres Purchase Agreement were not made "to the best of Stockholders' knowledge," i.e., were made without any limitation respecting the knowledge of the Fibres Stockholders, provided that Buyers use reasonable efforts to pursue any such Fibres Environmental Indemnity Claim against the Fibres Stockholders;

            (iii) BFI will indemnify Buyers to the extent that any Fibres
                  Environmental Indemnity Claim or Fibres Remediation Loss Claim which is otherwise payable by the Fibres Stockholders is not paid solely as a result of the bankruptcy, insolvency, or similar financial incapacity of the Fibres Stockholders;

            (iv) BFI will increase the aggregate liability of the Fibres Stockholders under the Fibres Purchase Agreement by and pay $1,000,000 so that the aggregate liability is $7,000,000, and such additional $1,000,000 may be applied either to Fibres Environmental Indemnity Claims or Fibres Remediation Loss Claims;

            (v) BFI will pay any Fibres Remediation Loss Claim which the Fibres Stockholders would be required to pay except for the fact that the "trigger event" described in Section 1.9 occurred after the date set forth therein; provided that such trigger event occurs prior to September 30, 2001 (or September 30, 2003, in the case of the Monroe Landfill).

6.4 Sole Remedy. The sole remedy of Buyer and BFI for breach of the representations, warranties, covenants and agreements set forth herein shall be pursuant to the sections in this Article 6; provided, that nothing in this Section 6.4 or elsewhere in this Agreement shall be deemed to limit any right or remedy of Buyers against Sellers for breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 or 3.4, for breach of the Non Competition Agreement (as hereinafter defined) or for fraud, nor shall anything in this Section 6.4 or elsewhere in this Agreement be deemed to limit any right of Buyers against Sellers for statutory or equitable contribution with respect to liabilities not arising from this Agreement.

6.5 Notice of Indemnity Claim. A party seeking indemnity hereunder ("Indemnified Party") shall notify the other party ("Indemnifying Party") of its Indemnity Claim and the Indemnity Event in question within a reasonable time after the Indemnified Party becomes aware of the existence of such Indemnity Event, but in no event more than ninety (90) days; provided, that the failure so to timely notify shall relieve the Indemnifying Party from the obligation to indemnify against the liability respecting such Indemnity Event only to the extent the Indemnifying Party establishes by competent evidence that it is prejudiced thereby. Such Indemnity Claim must be delivered in any event prior to the expiration of Sellers' indemnity obligations with respect to the Indemnity Event relating to the Indemnity Claim as set forth in Section 6.4. In any case, if any such action shall be brought, and the Indemnified Party shall notify the Indemnifying Party of the commencement thereof, such Indemnified Party shall be entitled to participate in the defense thereof at his own expense; provided, however, that the Indemnifying Party shall have sole discretion to determine whether to contest, compromise, enter pleas, or settle any action brought against the Indemnified Party. If an Indemnity Claim includes a request for relief other than monetary damages and such relief would be performed by an Indemnified Party or if the cumulative total of all Indemnity Claims exceeds the Aggregate Indemnity Limit, the Indemnified Party shall be entitled to assume control of the defense and/or compromise of the portion of the Indemnity Claim in excess of the Aggregate Indemnity Limit or of all of such Indemnity Claim if the amount of the Indemnity Claim in excess of the Aggregate Indemnity Limit is greater than the amount of the Indemnity Claims below the Aggregate Indemnity Limits.

                                  ARTICLE 7.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Subject to the provisions of Section 7.7 hereof, the obligations of Buyer hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions.

7.1 Accuracy of Representations; Performance of Covenants. The representations and warranties of BFI contained in Article 3 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements of BFI and the Buyer to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed; and BFI shall have delivered to Buyer a certificate dated the Closing Date to such effect.

7.2 Governmental Consents; No Litigation. All necessary consents of any governmental authority or agency relating to the consummation of the transactions contemplated in this Agreement shall have been obtained, including (i) consent to use all Permits necessary for Buyers to provide service contemplated by the Contracts and (ii) consents required pursuant to any municipal contracts included in the Contracts; and no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the appropriate Buyer's acquisition of the Shares, the Oklahoma City Assets or the Idaho Assets.

7.3 No Material Adverse Change. Since the date of this Agreement, there shall have occurred no material adverse change in (i) the business of the Company and Fibres, taken as a whole, (ii) the condition of the Idaho Assets, or (iii) the condition of the Oklahoma City Assets.

7.4 Updated Material Contracts. BFI shall have updated SCHEDULE 3.12 as of the Closing Date.

7.5 Conveyancing Documents. Buyers shall have received the documents referred to in Section 1.3 executed by the appropriate Seller.

7.6 Lease of Maltby and Issaquah Properties. BFI and one or more of the Buyers shall have entered into a mutually satisfactory lease pursuant to which such Buyer shall have agreed to lease from BFI or an Affiliate of BFI the two tracts of property described in SCHEDULE 7.6 for a term of six (6) months and month-to-month thereafter, with rentals of $2,500 per month for the property at Maltby and $3,500 per month for the property at Issaquah.

7.7 Vancouver Sublease. BFI and one of the Buyers shall have entered into sublease of the property and facilities subject to the Vancouver Lease for the remaining term of the Vancouver Lease for $11,000 per month plus other expenses on a "triple-net basis" and with other mutually satisfactory terms.

7.8 Noncompete Agreement. Buyers and Seller shall have entered into a noncompete agreement in substantially the form of ANNEX O hereto ("Noncompete Agreement") providing in general for BFI and its Affiliates not to engage in the business described in, and in the areas set forth in, the Noncompete Agreement for a period of five (5) years after the Closing Date.

7.9 Termination of Plans. BFI shall have terminated as to the Company and Fibres all employee benefit plans that are profit sharing plans, pension plans, plans described under Code Section 401(k), or any other employee benefit pension plans (as described in Section 3(2) of ERISA).

7.10 Corporate Resignations, Terminations, Etc. BFI shall have delivered to Buyers (i) resignations of all officers and directors of the Company and Fibres requested by Buyers, (ii) a list of all bank accounts of the Company and Fibres, and (iii) evidence of termination of all employees of the Company and Fibres requested by Buyers.

7.11 Section 338(h)(10) Election. BFI shall have joined with the appropriate Buyer in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986 with respect to the purchase and sale of the Company Shares (but not with respect to Fibres or the Fibres Shares or CPH and the CPH Shares) and allocated to the Company Shares the amount set forth in
      SCHEDULE 7.11 (the "Section 338 Election").

7.12 Financing. Buyers shall each have obtained on terms and conditions reasonably acceptable to each of them debt and/or equity financing in an amount sufficient to permit Buyers to complete the transactions contemplated by this Agreement and to provide adequate working capital for a reasonable period after the Closing Date.

                                  ARTICLE 8.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BFI

The obligations of BFI hereunder are, at its option, subject to the conditions that:

8.1 Accuracy of Representations; Performance of Covenants. The representations and warranties of Buyers contained in Article 4 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements of Buyers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed; and Buyers shall have delivered to BFI a certificate dated the Closing Date to such effect.

8.2 Governmental Consents. BFI shall have received all governmental consents required from any governmental authority or agency relating to consummation of the transactions contemplated in this Agreement.

8.3 Receipt of Purchase Price, Etc. BFI shall have received (i) the Notes executed by the appropriate Buyers, (ii) the Deeds of Trust executed by Fibres, (iii) the Idaho Security Agreement executed by the appropriate Buyer, (iv) the Vancouver Sublease executed by the appropriate Buyer, (v) the Guarantee executed by the Guarantors, (vi) cash in the amount of $11,471,950, and (vii) the documents referred to in Section 1.3 executed by Waste of Idaho and Continental.

8.4 Carryover Lease of Brokerage Operations. Buyer and BFI shall have entered into a mutually satisfactory lease agreement permitting BFI to conduct its brokerage operations in space leased from Fibres or the Company for a period of ninety (90) days after the Closing.

                                  ARTICLE 9.
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

9.1 Customer Names. BFI agrees that it will not disclose the customer names and addresses and material terms in the Contracts to any person, firm, corporation, association or other entity not affiliated with BFI for any purpose or reason whatsoever for two (2) years after the Closing Date, except to authorized representatives of Buyers, or as required by applicable law. If any Seller becomes legally compelled to disclose such information, such Seller shall provide Buyers with prompt notice of such requirement so that Buyers may seek a protective order or other appropriate remedy. In the event of a breach or threatened breach of the provisions of this Section 9.1, Buyers shall be entitled to an injunction restraining BFI from disclosing, in whole or in part, such information. Nothing herein shall be construed as prohibiting Buyers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

9.2   Confidentiality.

      (a) Buyers shall hold in confidence and not disclose to any person for any purpose the information received from BFI, Fibres or the Company, except that Buyers may disclose to their representatives, officers, directors, employees, agents and consultants ("Buyer Representatives") who need to evaluate the information on their behalf for the purposes described herein; provided, however, that Buyers may disclose the information in response to any legally enforceable summons or subpoena or in order to comply with any order, law, ruling, or regulation applicable to Buyers. If any Buyer becomes legally compelled to disclose such confidential information, Buyer shall provide BFI with prompt notice of such requirement so that BFI may seek a protective order or other appropriate remedy. Each Buyer shall take all steps necessary to assure adherence by Buyer's Representatives to the provisions of this Agreement respecting the confidentiality of information. The obligation of any Buyer to keep information confidential shall not apply to any information which:

            (i)   is known to a Buyer prior to its disclosure by BFI;

            (ii)  is in general use by competitors of a Buyer;

            (iii) is or becomes part of the public domain without any breach by a Buyer of any obligation of confidentiality set forth herein; or

            (iv) is communicated to a Buyer by a third party who is not bound by a confidentiality agreement with BFI with respect to such information.

      (b) Upon termination of this Agreement, each Buyer will, upon request of BFI, return to BFI or provide evidence satisfactory to BFI that it has destroyed, all information received from BFI, Fibres or the Company in connection with the transactions contemplated by this Agreement.

                                  ARTICLE 10.
                          SURVIVAL OF REPRESENTATIONS

The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties in accordance with the terms of this Agreement; provided, that the right of BFI or any Buyer to bring any action or make any claim for breach of any representation or warranty or default in the performance of any covenant or agreement shall be limited as set forth in Sections 6.3 and 6.4 hereof.

                                  ARTICLE 11.
                       TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

      (a)   by mutual written consent of Buyers and BFI.

      (b)   by either Buyers or BFI:

            (i) if any court of competent jurisdiction or other governmental agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

            (ii) if the transactions contemplated hereby have not been consummated on or before September 30, 1997, unless the failure to consummate the transactions is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

      (c) by Buyers if BFI breaches in any material respect any of its representations or warranties herein or BFI fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, and any such breach or failure is not cured within thirty (30) days after written notice from Buyer;

      (d) by BFI if any Buyer breaches any of its representations or warranties in any material respect herein or fails to perform in any material respect any of its covenants, agreements, or obligations under this Agreement, and any such breach or failure is not cured within thirty (30) days after written notice from BFI.

11.2 Effect of Termination. In the event of termination of this Agreement by either BFI or Buyers as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of BFI or Buyers, other than the provisions of Sections 9.2, 13.5 and 13.6, and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement as provided in Sections 11.1(c) and 11.1(d).

                                  ARTICLE 12.
                            POST CLOSING COVENANTS

12.1  Access to Records. From and after the Closing, the Buyers will be entitled
      (i) to possession of all documents, instruments, agreements, books, and records (including the corporate minute books and the stock transfer records, but excluding financial records and tax records) of the Company and Fibres, and (ii) to copies of financial records and tax records of the Company and Fibres. BFI shall make copies of any such records as soon as practicable after requested by Buyers.

      The Buyers shall make available to BFI, following receipt of reasonable advance notice, copies of any records delivered by BFI to the Buyers in conjunction with the transactions contemplated hereby, if BFI requires such copies in conjunction with any administrative or legal proceeding involving BFI or for any other reasonable purpose.

12.2 Severance Pay. BFI shall pay or shall reimburse the Buyer for all severance pay and related taxes, costs and expenses for any employee of the Company or any Seller who as of the Closing was employed directly or indirectly by the Company or Fibres or in connection with the Oklahoma City Business or the Idaho Business and who is hired at or after the Closing by any Buyer or retained by Fibres or the Company and terminated without cause by a Buyer, Fibres or the Company within 120 days after the Closing. Any such severance pay shall not exceed two weeks pay for each full year of employment.

12.3 Employee Benefits. The Buyers shall cause each employee of the Company or Fibres or any employee of any Seller who was employed directly in connection with the Oklahoma City Business or the Idaho Business and who is hired at or after the Closing by a Buyer or retained by Fibres or the Company to be covered (i) effective immediately following the Closing by all employee welfare benefit plans (as defined by ERISA) generally applicable to employees with similar job descriptions of the Buyer, and
      (ii) by any pension or profit sharing plans of the Buyer in which such employees are eligible to participate, subject to applicable participation requirements. For purposes of all employee benefit plans of a Buyer, such employees shall be given credit for all years of service with BFI or any affiliate of BFI. For purposes of medical and dental plans, the Buyer shall waive or cause to be waived any deferral of coverage on account of any prior existing condition.

12.4 BFI Name and Logos. As soon as practicable (but in any event within 180 days) after the Closing Date, each Buyer, at its expense, shall remove all names and logos of BFI from all Equipment. Nothing in this Agreement shall constitute a license or authorization for a Buyer to use in any manner any name, logo or mark owned by or licensed to BFI and its Affiliates, except for names, logos or marks owned by Fibres or relating to the name "Fibres" or variations thereof.

12.5 Termination of Insurance Policies. BFI will on the Closing Date or promptly thereafter cancel any insurance policies maintained by the Company or Fibres prior to the Closing and shall be entitled to any refunds or other amounts paid in connection with any such cancellations.

12.6 Public Announcements. Neither Buyers nor BFI will make any public disclosure of this Agreement or the transactions contemplated hereby without prior consultation with the other party hereto, except such disclosure as may be required by applicable laws or by obligations pursuant to any listing agreement with any national securities exchange to which either may be a party.

                                  ARTICLE 13.
                                    GENERAL

13.1 Assignment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) prior to the Closing except with the prior written consent of the other party, and this Agreement shall be binding upon and inure to the benefit of the parties hereto and their authorized successors and assigns.

13.2 Arbitration. Any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved, including, without limitation, whether such controversy or claim is subject to arbitration, shall be resolved by binding arbitration held in Seattle, Washington, in accordance with the rules of the American Arbitration Association, subject to this Section 13.2. Arbitration proceedings shall be conducted by a panel of three (3) persons selected as follows: The party initiating arbitration shall select one qualified arbitrator and the other party shall select a second qualified arbitrator. Each party shall provide prompt written notice of the arbitrator selected by it in accordance with the terms of this Agreement. The two arbitrators shall select a third qualified arbitrator as soon as possible; provided, that if the two arbitrators cannot agree on a third arbitrator, the parties shall ask the Presiding Judge in Seattle, Washington to appoint the third arbitrator. No arbitrator shall have or previously have had any significant relationship with any of the parties. The decision of any two (2) of the arbitrators on any submitted matter shall be final.

13.3 Definition of Affiliate. As used herein the term "Affiliate" of any person or entity means any entity controlling, controlled by, or under common control with, such person or entity.

13.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

13.5 Brokers. Each party agrees to indemnify the other against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers or agents employed or alleged to have been employed by such indemnifying party.

13.6 Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) BFI will pay the fees, expenses and disbursements of BFI and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, and (ii) Buyers will pay the fees, expenses and disbursements of Buyers and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto.

13.7 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid:

      (a)   If to Sellers, addressed as follows:

            P.O. Box 3151
            Houston, Texas  77253
            Attention:  Secretary

      (b)   If to Buyers, addressed as follows:

            If to Waste or Waste of Idaho:

            3510 Trenton Way
            El Dorado Hills, CA   95762

            If to Continental:

            6950 S.W. Hampton Street
            Portland, OR  97223

13.8 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Washington.

13.9 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

13.10 Entire Agreement. This Agreement (including the schedules and annexes hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between Buyers and Sellers and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Sellers and Buyers acting through their duly elected officers or authorized agents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                                    BROWNING-FERRIS
                                                    INDUSTRIES, INC.


                                        By: ____________________________________
                                        Title: _________________________________



                                                  BROWNING-FERRIS, INC.


                                        By: ____________________________________
                                        Title: _________________________________



                                               BROWNING-FERRIS INDUSTRIES
                                                      OF IDAHO, INC.


                                        By: ____________________________________
                                        Title: _________________________________



                                                    CONTINENTAL PAPER
                                                    RECYCLING, L.L.C.


                                        By: ____________________________________
                                        Title: _________________________________



                                                 WASTE CONNECTIONS, INC.


                                        By: ____________________________________
                                        Title: _________________________________

                                                   WASTE CONNECTIONS OF
                                                        IDAHO, INC.


                                        By: ____________________________________

                                        Title: _________________________________

                                  SCHEDULE 1.9

                                   DEFINITIONS



The following terms are defined in the Agreement:

"Affiliate(s)" has the meaning set forth in Section 3.13.

"Aggregate Indemnity Limit" has the meaning set forth in Section 6.3.

"Assets" means the Idaho Assets and the Oklahoma City Assets.

"BFI" means Browning-Ferris Industries, Inc., a Delaware corporation, and its successors.

"BFI Idaho" means Browning-Ferris Industries of Idaho, Inc., an Idaho corporation, and its successors.

"BFI OKC" means Browning-Ferris, Inc., a Delaware corporation, and its successors.

"Buyer Representative" has the meaning set forth in Section 9.2.

"Buyers" means Continental, Waste of Idaho and Waste and their respective successors.

"Closing" has the meaning set forth in Article 2.

"Code" has the meaning set forth in Section 6.1.

"Company" means Browning-Ferris Industries of Washington, Inc., a Washington corporation, and its successors.

"Company Inventory" has the meaning set forth in Section 1.6(a).

"Company Receivables" has the meaning set forth in Section 1.6(a).

"Company Shares" or "Shares" means the shares of common stock, par value $10 per share, of the Company.

"Continental" means Continental Paper Recycling L.L.C., an Oregon limited liability company, and its successors.

"Continental Inventory Note" has the meaning set forth in Section 1.2(i).


                                    1.9-1

"Continental Working Capital Note" has the meaning set forth in Section 1.2(f).

"Contracts" has the meaning set forth in Section 3.12.

"CPH" means Continental Property Holdings, Inc., and its successors.

"CPH Shares" means the shares of common stock, par value $1 per share, of CPH.

"Deeds of Trust" means the First Lien Deed of Trust and the Second Lien Deed of Trust.

"Environmental Laws" has the meaning set forth in Section 3.16.

"Equipment" has the meaning set forth in Section 3.6 and includes the equipment set forth in Schedule 3.6.

"ERISA" has the meaning set forth in Section 6.1.

"Estimated Working Capital" has the meaning set forth in Section 1.6(a).

"Fibres" means Fibres International, Inc., a Washington corporation, and its successors.

"Fibres Environmental Indemnity Claim" has the meaning set forth in Section 6.3(e).

"Fibres Inventory" has the meaning set forth in Section 1.6(a).

"Fibres Purchase Agreement" has the meaning set forth in Section 3.10.

"Fibres Receivables" has the meaning set forth in Section 1.6(a).

"Fibres Recycling Assets" means the assets related to recycling operations of Fibres, including the assets described in Schedule 5.4(e).

"Fibres Recycling Business" means the recycling business conducted by Fibres.

"Fibres Remediation Loss Claim" has the meaning set forth in Section 6.3(e).

"Fibres Shares" means the shares of common stock, par value $10 per share, of Fibres.

"Fibres Stockholders" has the meaning set forth in Section 3.10.

"Final Working Capital" has the meaning set forth in Section 1.6(b).

"Financial Data" has the meaning set forth in Section 3.15.


                                    1.9-2

"First Lien Deed of Trust" has the meaning set forth in Section 1.2(b).

"Guarantee" has the meaning set forth in Section 1.2(b).

"Guarantors" has the meaning set forth in Section 1.2(b).

"Hazardous Waste" has the meaning set forth in Section 3.17.

"Idaho Assets" includes the Idaho Recycling Assets and the Idaho Solid Waste Assets.

"Idaho Business" means the Idaho Recycling Business and the Idaho Solid Waste Business.

"Idaho Contracts" means the Idaho Recycling Contracts and the Idaho Solid Waste Contracts.

"Idaho Inventory" has the meaning set forth in Section 1.1(c).

"Idaho Recycling Assets" has the meaning set forth in Section 1.1(c).

"Idaho Recycling Business" means the recycling processing business conducted by BFI Idaho in and around Idaho Falls and Pocatello, Idaho.

"Idaho Recycling Contracts" has the meaning set forth in Section 1.1(c).

"Idaho Recycling Receivables" has the meaning set forth in Section 1.1(c).

"Idaho Security Agreement" has the meaning set forth in Section 1.2(d).

"Idaho Solid Waste Assets" has the meaning set forth in Section 1.1(d).

"Idaho Solid Waste Business" means the solid waste collection and transportation business conducted by BFI Idaho in and around Idaho Falls and Pocatello, Idaho.

"Idaho Solid Waste Contracts" has the meaning set forth in Section 1.1(d).

"Idaho Solid Waste Receivables" has the meaning set forth in Section 1.1(c).

"Indemnified Party" has the meaning set forth in Section 6.5.

"Indemnifying Party" has the meaning set forth in Section 6.5.

"Indemnity Claim" has the meaning set forth in Section 6.6.

"Indemnity Event" has the meaning set forth in Section 6.1.


                                    1.9-3

"Indemnity Losses" has the meaning set forth in Section 6.1.

"Leases" has the meaning set forth in Section 3.13.

"Material Contracts" has the meaning set forth in Section 3.12 and includes the Contracts set forth in Schedule 3.12.

"Material Idaho Recycling Contracts" has the meaning set forth in Section
1.1(c).

"Material Idaho Recycling Leases" has the meaning set forth in Section 1.1(c).

"Material Idaho Solid Waste Contracts" has the meaning set forth in Section 1.1(d).

"Material Idaho Solid Waste Leases" has the meaning set forth in Section 1.1(d).

"Material Leases" has the meaning set forth in Section 3.13 and includes the Leases set forth in Schedule 3.13.

"Material OKC Contracts" has the meaning set forth in Section 1.1(b) and includes the Contracts of BFI OKC set forth in Schedule 3.12.

"Material OKC Leases" has the meaning set forth in Section 1.1(b) and includes the Leases of BFI OKC set forth in Schedule 3.13.

"Noncompete Agreement" has the meaning set forth in Section 7.7.

"Notes" means the $3 Million Note, the $2.5 Million Note, the $1.45 Million Note, the Continental Working Capital Note, the Waste Working Capital Note, the Waste Inventory Note, the Waste Bridge Note and the Continental Inventory Note.

"OKC Contracts" has the meaning set forth in Section 1.1(b).

"OKC Inventory" has the meaning set forth in Section 1.1(b).

"OKC Leases" has the meaning set forth in Section 1.1(b).

"OKC Receivables" has the meaning set forth in Section 1.1(b).

"Oklahoma City Assets" has the meaning set forth in Section 1.1(b).

"Oklahoma City Business" means the recycling processing business conducted by BFI OKC in and around Oklahoma City, Oklahoma.

"$1.45 Million Note" has the meaning set forth in Section 1.2(d).


                                    1.9-4

"Permits" has the meaning set forth in Section 3.14 and includes the permits set forth in Schedule 3.14.

"Purchase Price" has the meaning set forth in Section 1.2.

"RCRA" has the meaning set forth in Section 3.17.

"Remediation Losses" has the meaning set forth in Section 6.3(e).

"Second Lien Deed of Trust" has the meaning set forth in Section 1.2(c).

"Seller(s)" means BFI, BFI OKC, and BFI Idaho collectively or individually.

"Special Remediation Site" has the meaning set forth in Section 6.3(e).

"Stock" means the shares of common stock, par value $10 per share, of the Company.

"$2.5 Million Note" has the meaning set forth in Section 1.2(c).

"$3 Million Note" has the meaning set forth in Section 1.2(b).

"Vancouver Business" means the solid waste collection and recycling collection and processing business conducted by the Company in and around Vancouver, Washington.

"Vancouver Lease" has the meaning set forth in Section 5.4.

"Vancouver Purchase Agreement" has the meaning set forth in Section 3.10.

"Waste" means Waste Connections, Inc., a Delaware corporation, and its successors.

"Waste of Idaho" means Waste Connections of Idaho, Inc., a California corporation, and its successors.

"Waste Bridge Note" has the meaning set forth in Section 1.2(g).

"Waste Inventory Note" has the meaning set forth in Section 1.2(h).

"Waste Working Capital Note" has the meaning set forth in Section 1.2(e).


                                    1.9-5